News Release

Firsthand Technology Value Fund Announces Third Quarter 2016
Financial Results, NAV of $20.87 Per Share

San Jose, CA, November 8, 2016 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today its financial results for the third quarter ended September 30, 2016.

As of September 30, 2016, the Fund’s net assets were approximately $155.1 million, or $20.87 per share, compared with net assets of approximately $165.5 million, or $21.88 per share, as of June 30, 2016. As of September 30, 2016, the Fund’s portfolio included public and private securities valued at approximately $149.6 million, or $20.13 per share, and approximately $9.7 million, or $1.30 per share, in cash.

Portfolio Summary (as of 9/30/16)

Investment	Fair Value[1]	Fair Value per Share[1,2]
Equity/Debt Investments	$149.57 million	$20.13
Cash	$9.69 million	$1.30
Other Assets	$0.66 million	$0.09
Total Assets	$159.93 million	$21.52
Total Liabilities	$4.85 million	$0.65
Net Assets	$155.08 million	$20.87

[1]	Numbers may not sum due to rounding.
[2]	Total shares outstanding: 7,430,697

During the third quarter of 2016, the Valuation Committee, which is composed of three independent directors, adjusted the fair values of the private companies in our portfolio. In arriving at these determinations and consistent with the Fund’s valuation procedures, the Valuation Committee took into account many factors, including the performance of the portfolio companies, recent transactions in the companies’ securities, as well as the impact of changes in market multiples within certain sectors.

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In the third quarter of 2016, the Fund earned approximately $240,011 in investment income. The Fund reported a net investment loss of approximately $920,000. The Fund reported net realized and unrealized losses on investments of approximately $8.58 million for the quarter.

On September 30, 2016, Nutanix, Inc., a holding of the Fund since 2015, completed its initial public offering (IPO). The IPO was priced at $16.00, and closed at a price of $37.00 on September 30, 2016.* The Fund holds 459,772 shares of Nutanix common stock as of September 30, 2016, at an approximate average cost of $16.04 per share.

Throughout the quarter, the Fund continued its efforts to manage its portfolio prudently, including working with its portfolio companies and their management teams to seek to enhance performance and uncover potential exit opportunities.

*
For the purpose of calculating the Fund’s NAV as of September 30, 2016, we used a value of $31.45 per share of Nutanix common stock, reflecting a 15% discount to the $37.00 closing market price on that day because the shares held by the Fund are subject to a 180-day lockup provision.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.  An investment in the Fund involves substantial risks, some of which are highlighted below.  Please see the Fund’s public filings for more information about fees, expenses and risk.  Past investment results do not provide any assurances about future results.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com